Exhibit 1

We, the undersigned, hereby express our agreement that the attached Amendment No. 5 to Schedule 13D is filed on behalf of each of the undersigned.

December 7, 2007

/s/ Floyd D. Gottwald, Jr.
Floyd D. Gottwald, Jr.

/s/ William M. Gottwald
William M. Gottwald

/s/ John D. Gottwald
John D. Gottwald

/s/ James T. Gottwald
James T. Gottwald